Exhibit 10.1

December 7, 2021

Mr. Peter Zeno Erik Vanacker

[address omitted]

Sent via email

Dear Mr. Vanacker,

We are pleased to extend an offer of employment to you for the position of Chief Executive Officer of LyondellBasell (“LYB.” and together with its subsidiaries, the “Company”). As Chief Executive Officer, you will report solely and directly to the LYB Board of Directors (the “Board”) and be designated as a Section 16 Officer. In accordance with LYB’s articles of association, you also will be appointed to the Board and serve as an executive director, subject to annual election by the shareholders.

This letter establishes the terms of your employment with the Company, and this offer is conditioned upon your satisfactory completion of certain requirements, as more fully explained below.

Duties and Commencement

In your capacity as Chief Executive Officer, you will perform duties and responsibilities that are reasonably consistent with such position as may be assigned from time to time. You agree to devote your full business time, attention, and best efforts to the furtherance of LYB’s interests. Notwithstanding the foregoing, your employment with the Company will not prevent you from participating in charitable and community activities, provided that these activities do not interfere with the performance of your employment duties and responsibilities or create a conflict of interest. Additionally, this confirms we have no objection to you continuing as a member of the Supervisory Board of Symrise AG, provided that you will be subject to the LYB Corporate Governance Guidelines, including Section 8 (Director Service on Other Public Boards) thereof.

Location

Your principal place of employment will be at our corporate headquarters in Houston, Texas or other location as mutually agreed between you and the Board, subject to business travel as needed to fulfill your employment duties and responsibilities.

Start Date

Subject to satisfaction of the conditions described in this letter, your anticipated start date will be as soon as practical once your obligations are fulfilled with your current employer and as agreed between you and the Board. (“Start Date”).

Compensation Package

In consideration for your services to the Company, your compensation package will include the following:

Base Salary

Your annual base salary will be $1.4 million, payable in accordance with the Company’s standard payroll practices. Your base salary will be subject to review annually by the Board or a committee thereof. Any adjustment to base salary would typically occur on April 1 of each year.

Incentive Compensation

You will be eligible to participate in the following incentive programs. Participation in these incentive programs is subject to the terms and conditions of the programs, which may be modified by the Company at any time.

•	Short-Term Incentive Plan. You will be eligible to participate in the LyondellBasell Industries Short-Term Incentive Plan (the “STI Plan”). Your STI Plan target opportunity will be 150% of your annual base salary. The bonus can range from 0% to a maximum of 200% of target with the actual payout dependent upon the achievement of performance objectives as determined by the Board. Your initial bonus will be pro-rated based on the portion of the calendar year you are employed at the Company.

•	Long-Term Incentive Plan. You will be eligible to participate in the LyondellBasell Industries Long-Term Incentive Plan (the “LTI Plan”), under which you will receive equity-based incentive awards in the first quarter of each year. Currently, your annual LTI Plan target is $10 million. Future grants will range between $8 million and $12 million depending on performance and as approved by the Compensation & Talent Development Committee of the Board. Long-term Incentive awards will be apportioned as follows:

•	50% in Performance Share Units or “PSUs” with a three-calendar-year performance period. Currently, PSUs pay out from 0% to 200% of target based on the Company’s Total Shareholder Return or “TSR” compared to peers and free cash flow per share over each of the three-year performance periods.
•	25% in Restricted Stock Units or “RSUs” (based on the average closing price of the underlying shares for the 20 trading days preceding the grant date). RSUs are subject to cliff vesting on the third anniversary of the date of grant.
•	25% in Stock Options (Black-Sholes value as of date of grant). Options vest in cumulative installments on the first three anniversaries of the date of grant.

As an executive officer of LYB, future grants of incentive compensation will also be subject to approval by the Board.

•	New Hire Awards. As a new hire, in addition to the ongoing incentive programs described above, you will receive the following one-time awards:

•	Cash Award. As soon as practicable following the Start Date, you will receive a one-time cash bonus in the amount of $1,900,000 in consideration for a portion of the value of rewards that will be forfeited upon giving notice of termination at your current employer. This award is subject to repayment if any of the following conditions apply; (a) your employment is terminated by the Company for “cause” (as defined in the Severance Agreement (defined below)); (b) you terminate your employment voluntarily prior to the first anniversary of your Start Date; (c) your current employer compensates you for your 2019-2021 long-term incentive grant . You agree to repay the full amount of this bonus within 30 days following the trigger of any of these provisions.

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•	Equity Award. Effective as of your Start Date, you will receive a new hire equity grant in the form of an RSU award with a value of $2,300,000 (based on the average closing price of the underlying shares for the 20 trading days preceding the grant date) as additional consideration for a portion of the value of rewards that will be forfeited upon giving notice of termination at your current employer. The award will vest in equal installments on the first two anniversaries of the date of grant.

Benefits and Perquisites

Employee Benefit Plans. You will be eligible to participate in the employee benefit plans and programs generally available to the Company’s senior executives, including group medical, dental, vision and life insurance coverage, disability benefits, and retirement benefits, subject to the terms and conditions of the plans and programs. You will receive information regarding these benefits, including enrollment instructions, during your first week of employment.

In addition, on the seventh anniversary of your Start Date (assuming you have been employed continuously during that period), you will become eligible for retirement treatment under the STI Plan (prorated payment for the year of retirement) and under the LTI Plan (prorated vesting of your outstanding LTI awards in the year of retirement).  You will also be eligible to receive retirement treatment for other incentives and benefits provided to similarly situated executive officers.

Vacation and Holidays. You will be entitled to 200 hours of paid vacation and personal time per year. You will be eligible for paid holidays designated by the Company as well as floating holidays. Eligibility for paid holidays and vacation is subject to the terms and conditions of the Company’s applicable policies.

Relocation. The Company will reimburse you for all reasonable relocation expenses you incur in relocating to Houston. You will be subject to the terms of the Company’s relocation policies, which require an executed Relocation Repayment Agreement and mandate repayment of all, or part of your relocation expenses should your employment be terminated for cause or by you voluntarily within the first two years of your relocation effective date.

Other. You will be entitled to the fringe benefits and perquisites that are made available to other senior executives. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.

Severance

As an executive of LYB, you will be eligible to participate in the Executive Severance Plan (the “Severance Plan”), which generally provides severance benefits to you if your employment with the Company is severed without "cause" or you leave for "good reason” as defined in the Severance Plan. To participate, you must execute a Participation Agreement, which evidences your agreement to comply with the terms, conditions, and restrictions of the Participation Agreement and the Severance Plan, including confidentiality provisions and restrictive covenants.

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Stock Ownership Requirements

You will be subject to the LyondellBasell Share Ownership Guidelines. In summary, these guidelines require you to accumulate LYB shares at a rate equal to six times your base salary as outlined in the guidelines which are subject to change periodically.

Company Policies

You must comply with LYB and Company policies, procedures and guidelines, including the LyondellBasell Code of Conduct.

Withholding Taxes

All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

At-Will Employment

Your employment with the Company will be for no specific period. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed with the approval of the Board.

Contingent Offer

This offer is contingent upon:.

a.	Successfully passing a pre-employment drug screening within 30 days prior to the Start Date. A Company representative will contact you to schedule an appointment for the test. Please note that the Company performs random and for cause drug and alcohol testing in compliance with local law and submitting to testing when requested is a continuing condition of employment with the Company.

b.	Satisfactory completion of a background investigation.

c.	Your execution of the Company’s Employee Confidentiality and Invention Agreement.

d.	If any agreements with a prior employer exists that may affect or relate to your employment with the Company, it is required to provide such agreements to the Company. The Company has no interest in using any other person’s patents, copyrights, trade secrets, or trademarks in an unlawful manner. You must not disclose to the Company any intellectual property or confidential information of your prior employers or anyone else or misapply proprietary rights that the Company has no right to use.

Governing Law

This offer letter shall be governed by the laws of the state of Texas, without regard to conflict of law principles.

Representations

By accepting this offer, you represent that you can accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.

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If you wish to accept this position, please sign below and return this letter to me no later than December 13, 2021. If you do not accept this offer by December 13, 2021, it will be deemed to be withdrawn. If you have any questions about the above details, I am happy to discuss them at your convenience. Please contact me at [number omitted].

We are excited at the prospect of your being our next Chief Executive Officer.

Sincerely,

/s/ Dale Friedrichs
By:	Dale Friedrichs

SVP, Chief Human Resources Officer

Acceptance of Offer

I have read and understood, and I accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any representations, express or implied, that are not set forth expressly in this letter, and this letter supersedes all prior communications, both written and oral, relating to my employment with the Company.

Peter Vanacker

Signed:	/s/ Peter Vanacker	Date:	8 December 2021

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